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                                                                   EXHIBIT 23.2


The Board of Directors and Stockholders
Monitek Technologies, Inc.:


We consent to the incorporation by reference in the registration statement on Form S-4 of Sentex Sensing Technology, Inc. and joint proxy statement pursuant to Schedule 14A of Sentex Sensing Technology, Inc. and Monitek Technologies, Inc. of our report dated May 31, 1996, except as to Note 17, which is as of June 24, 1996, with respect to the consolidated balance sheets of Monitek Technologies, Inc. and subsidiary as of March 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, cash flows and financial statement schedule for each of the years in the three-year period ended March 31, 1996, and to the reference to our firm under the headings "Experts" and "Risk Factors."

Our report dated May 31, 1996, except as to Note 17, which is as of June 24, 1996, contains an explanatory paragraph that states that Monitek Technologies, Inc. and subsidiary's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.


                                             /s/ KPMG Peat Marwick LLP


Oakland, California
September 25, 1996